Calculation of Filing Fee Tables
S-8
AAR CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $1.00	Other	2,943,000	$ 119.49	$ 351,659,070.00	0.000087	$ 30,594.34
Total Offering Amounts:						$ 351,659,070.00		$ 30,594.34
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 30,594.34
Offering Note
[1]	1(a) Amount Registered: Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's common stock ("Common Stock") that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant's Common Stock. 1(b) $2,943,000 represents Common Stock issuable under the AAR CORP. 2026 Stock Plan. 1(c) The Proposed Maximum Offering Price Per Unit and the Amount of Registration Fee are estimated solely for calculating the amount of the registration fee, pursuant to Rule 457(c) and (h) of the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on September 24, 2026, within five business days prior to filing.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources